Media Release

Contact:
      Ron Schutte
      CEO Brooklyn Cheesecake & Desserts Company, Inc.
      Phone: 973-808-8248
      FAX:  973-808-0203
      e-mail: Ron @BrooklynCheesecake.com


FOR IMMEDIATE RELEASE
March 7, 2005

Brooklyn Cheesecake & Desserts Company, Inc. enters into an agreement with BurBro Capital, Inc. to develop E-Commerce site


Fairfield, New Jersey-March 4, 2005- Brooklyn Cheesecake & Desserts Company, Inc. (BCAK) formerly known as Creative Bakeries Inc. has entered into an agreement with BurBro Capital Inc, an Internet development company based in White Plains, NY, to design, construct and implement a commercial grade E-commerce site to sell its "Original Brooklyn Cheesecake" online direct to consumer and to support wholesale retail and fundraising sales. The site will include a cheesecake of the month program and corporate and individual gifting. In lieu of cash, BurBro's principals and developers will receive shares of BCAK common stock.

Ron Schutte, CEO of Brooklyn Cheesecake & Desserts Company, Inc. stated: "We are extremely excited about this venture and believe that the integration of the high margin E-Commerce business with our traditional distribution channels will be quite successful."

About Brooklyn Cheesecakes & Desserts Company, Inc.

Brooklyn Cheesecake is famous for "The Original-Brooklyn Cheesecake", made from a century old traditional recipe. Its other products included "Nana's Apple Cakes" and "Blackout Cakes." Brooklyn Cheesecake has assembled a staff of bakers and personnel from all the great New York cheesecake companies. Each baker has over 25 years of cheesecake baking experience. Although the company has it s roots in Brooklyn, it manufactures its cakes in a 26,000 square foot facility in Fairfield, New Jersey.


About BurBro Capital, Inc

The principals of BurBro Capital, James D. Burchetta and Charles S. Brofman are noted Internet entrepreneurs. They are the founders of three successful Internet based companies, Cybersettle Inc, Debtresolve, Inc. and Esquire Group dba America's Leading Lawyers. They are the inventors of the "double blind bid process." which is patented in the United States and 17 other countries. BurBro's development team for this project includes, the chief architect for this site, Richard Rosa, former head of Internet development for 1-800-Flowers, Scholastic, Inc. and current CTO of Debt Resolve, Inc. He will be assisted by Denis Dirin current CTO of America's Leading Lawyers and Paulette Robinson former Internet project manager of Scholastic, Inc.


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Cautionary Language

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. Such factors include among others: the Company's ability to successfully complete contracts and receive timely payment, continued services of executive officers of the Company and its subsidiary; the Company's ability to obtain financing; changes in its business strategies or development plans; competition; and its ability to grow within the food industry. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.